AMENDMENT TO PORTFOLIO MANAGEMENT AGREEMENT


     This Amendment ("Amendment") is made as of this 1st day of January, 2002, by and among The GCG Trust, a Massachusetts business trust (the "Trust"), Salomon Brothers Asset Management Inc., a Delaware corporation ("Portfolio Manager"), and Directed Services, Inc., a New York Corporation (the "Manager").

                                    RECITALS

          A. The Trust, Manager and Portfolio Manager are parties to that certain Portfolio Management Agreement among The GCG Trust, Salomon Brothers Asset Management Inc. and Directed Services, Inc. dated February 1, 2000 (the "Agreement"), wherein Portfolio Manager is appointed as sub-manager of the All Cap Series and the Investors Series (the "Series"); and Manager is solely responsible for payment of all compensation due to Portfolio Manager for its services thereunder.

          B. The parties hereto desire to amend the terms of the Agreement in accordance with Section 15 of the Investment Advisers Act of 1940 pursuant to the terms of this Amendment.

          C. This Amendment is intended to result in a reallocation of certain investment advisory fees ("Reallocation"), as between Portfolio Manager and Manager, that are paid by the Trust to the Manager for the investment management of each Series.

                                    AMENDMENT

     Now, therefore, for good and valuable consideration, receipt whereof is hereby acknowledged, the parties hereby agree as follows:

     1.   Recitals A, B and C are incorporated herein and made a part hereof.

     2. The representations made herein are incorporated and made a part hereof.

     3. Amended Schedule B shall be deleted and replaced with the attached Amended Schedule B.

     4. The Agreement, as amended by this Amendment, is ratified and confirmed.

     5. This Amendment may be executed in two or more counterparts which together shall constitute one instrument.


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                                 REPRESENTATIONS

     1. Portfolio Manager represents that it will not reduce the quality or quantity of its services to the Series under the Agreement as a result of the reduced fee schedule contained in this Amendment, however Portfolio Manager makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Series or that the Series will perform comparably with any standard or index, including other clients of Manager.

     The Trust and Manager each represent and warrant that: (a) it will not reduce the quality or quantity of its services to the Series under the Agreement as a result of the reduced fee schedule contained in this Amendment; (b) approval of this revised fee schedule has been obtained from the Board of Trustees of the Series; and (c) shareholder approval of the reduced fee schedule is not required.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.


                                                     THE GCG TRUST


Attest:________________________          By:__________________________________
Title:_________________________          Title:________________________________


                                                  DIRECTED SERVICES, INC.


Attest:________________________          By:__________________________________
Title:_________________________          Title:________________________________


                                          SALOMON BROTHERS ASSET MANAGEMENT INC


Attest:________________________          By:__________________________________
Title:_________________________          Title:________________________________

                               AMENDED SCHEDULE B
                       Compensation for Services to Series


     For the services provided by Salomon Brothers Asset Management Inc. ("Portfolio Manager") to the following Series of The GCG Trust, pursuant to the attached Portfolio Management Agreement, dated February 1, 2000, as amended January 1, 2002, the Manager will pay the Portfolio Manager a fee, computed daily and payable monthly, based on the combined average daily net assets of the applicable Series and the assets of the portfolios of an affiliated fund group, Portfolio Partners, Inc., that are also managed by the Portfolio Manager under a similar investment strategy, at the following annual rates:


SERIES                                                       FEE

All Cap Series of The GCG Trust and             0.50% on first $100 million;
PPI Salomon Brothers Capital Portfolio          0.45% on next $100 million;
of Portfolio Partners, Inc.                     0.40% on next $200 million; and
                                                0.35% thereafter


Investors Series of The GCG Trust               0.43% on first $100 million;
and PPI Salomon Brothers                        0.40% on next $100 million;
Investors Value Portfolio of                    0.35% on next $300 million;
Portfolio Partners, Inc.                        0.32% on next $250 million;
                                                0.30% on next $250 million; and
                                                0.25% thereafter